Exhibit 99.1

News Release

For Further Information
Investor Relations:                           Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:                               Gene King, (816) 854-4672, gene.king@hrblock.com

H&R Block Announces Strategic Realignment of Organization; Preliminary Fiscal 2012 Financial Results
•	Strategic realignment expected to realize net annualized savings of $85 to $100 million by end of fiscal year 2013
•	Company to record fourth quarter pretax charge for lease termination, severance and related costs of approximately $30 million, or $0.06 per share
•	Company expects fiscal 2012 total revenues of approximately $2.9 billion and GAAP diluted earnings per share from continuing operations of $1.09 to $1.15

For Immediate Release: April 25, 2012

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today announced a broad strategic realignment to create a more cohesive end-to-end client experience, to drive better efficiency and accountability throughout the organization, and to align its resources to balance long-term client and revenue growth. Overall, the company expects to realize net annualized savings of $85 to $100 million by the end of fiscal year 2013 as a result of the strategic realignment.

“Following the completion of my first tax season and a strategic review of our organization, we believe this realignment is an important next step in becoming a nimbler, more profitable, and more client-centric company,” said Bill Cobb, H&R Block’s President and Chief Executive Officer. “We have settled on a new organizational structure and identified more efficient ways to operate. We believe these actions will allow us to compete more effectively, more quickly respond to our clients’ needs, and invest in our future as we intensify efforts in our core businesses.”

As part of the measure, the company is offering a voluntary separation program to eligible employees throughout the organization. The company will review each application for voluntary separation on an individual basis. In the event the company does not achieve the targeted number of separations from the voluntary program, involuntary separations will follow. Overall, the company plans to eliminate approximately 350 full-time positions throughout its Kansas City headquarters and nationwide field organization. The company also will streamline its seasonal workforce and close approximately 200 underperforming company-owned offices.

“We believe offering a voluntary separation program is an important option to reduce our cost structure,” added Cobb. “Changes such as these are always difficult and we appreciate the hard work and dedication of all our associates. However, these steps are necessary so we can create a stronger company, invest in our future, and produce greater value for our clients and shareholders.”

U.S. Client Services

The company also announced an organizational realignment, including the formation of U.S. Client Services. The four executives leading this unit will all directly report to Cobb.

“It became clear during our strategic review and benchmarking that the model of having separate retail and digital leadership is no longer viable,” said Cobb.  “Consistent with many other consumer-facing companies who serve clients effectively through both retail and digital offerings, we have taken steps that will enable us to drive a more cohesive end-to-end client experience, and go to market in a seamless fashion for the 22.2 million clients we serve in the U.S. The four executives who will lead U.S. Client Services all have a proven track record of generating strong results, and their leadership, energy and commitment to our clients will serve us well as we continue our work to position the company for long-term revenue and earnings growth.”

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In-line with its philosophy of serving clients anywhere, anyway, and anyhow they choose to be served, the company will integrate the strategy, planning and development of all forms of U.S. tax services under the leadership of Jason Houseworth, who was named President of U.S Tax Services. Over the past two years, Houseworth has led the company’s digital tax operations to cumulative client growth of 26 percent and an estimated 150 basis points of cumulative share gains in the digital online category. Houseworth joined H&R Block in 2008 and is credited with founding the company’s Client Innovation Lab.

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Susan Ehrlich, President of Financial Services, will continue to lead the company’s efforts to grow its H&R Block Emerald Prepaid MasterCard® and all other forms of financial services offered to its retail and digital tax clients. She also will continue to have direct oversight of H&R Block Bank. Ehrlich joined H&R Block in 2011 after a 20 year career in key leadership roles to develop and deliver payment and credit solutions for JP Morgan Chase, Sears Financial Services, WaMu Card Services (Providian Financial), and Citibank. Ehrlich has been recognized the past three years by American Banker magazine as one of the 25 Most Powerful Women in Finance.

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Amy McAnarney has been appointed President of Retail Client Services and will be squarely focused on driving service delivery of tax and financial services to the company’s 14.9 million U.S. retail clients throughout its nationwide network of more than 10,000 company-owned and franchise offices. She has held numerous executive positions since joining H&R Block in 1997, including Vice President of Finance and Vice President of Tax Strategy. Most recently, McAnarney served as Senior Vice President of Operations Support and Franchise Development where she was accountable for strategy deployment, client experience development, operations support, and the strategy and development of the company’s franchisee network. She also founded The Tax Institute™ at H&R Block, which quickly developed into a leading source for objective insights into tax law, policy and research.

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Robert Turtledove, Chief Marketing Officer, will continue to drive the company’s client acquisition, retention and growth across U.S. Client Services by leading the company’s brand, online, field, research and social marketing strategies. Turtledove joined H&R Block in 2009 after more than 25 years of experience in consumer, brand, retail, digital and international marketing with some of the world’s most iconic brands such as Pepsi, Pizza Hut, Frito Lay and Unilever.

Phil Mazzini, President of Retail Tax Services, has resigned from the company effective April 30, 2012.

“I am very sorry that Phil has decided to move on, but I understand his desire to take on new challenges. He did a great job leading the growth of our U.S. Retail Tax business over the past two years and we wish him all the best in the future,” said Cobb.

Chief Financial Officer

The company also announced it has retained Crist|Kolder Associates to lead the search for a new Chief Financial Officer. The company’s current CFO, Jeff Brown, will remain with the company and continue to serve as CFO during the search for a successor. Once a successor is found, Brown will transition to Chief Accounting and Risk Officer, where he will oversee all aspects of the company’s accounting function and coordinate its enterprise risk management approach.

“I would really like to thank Jeff for stepping into the CFO role 18 months ago during a period of significant change,” said Cobb. “Jeff’s profound knowledge and insight into the business has been a valuable resource to H&R Block over the past 10 years.  I am very pleased that we are able to continue leveraging his extensive leadership and accounting experience going forward.”

Preliminary Fiscal 2012 Financial Results

H&R Block plans to report its fourth quarter and fiscal 2012 results on Tuesday, June 26 after the NYSE market close. The company expects to incur a pretax charge for lease termination, severance and related costs of approximately $30 million, or $0.06 per share, which will be recorded in the fiscal fourth quarter ending April 30. The company expects fiscal 2012 total revenues of approximately $2.9 billion and GAAP diluted earnings from continuing operations of $1.09 to $1.15 per share.

“Over the past year, we have sharpened our strategy, taken steps to resolve outstanding litigation, and shed non-core assets, which detracted focus away from our core businesses and negatively impacted our margins,” said Cobb. “These actions, along with today’s realignment resulted in a number of charges in fiscal 2012. We believe we’ve essentially cleared the decks this year to better position us for long-term earnings growth, margin expansion and improved shareholder returns.”

Form 8-K Filing

The company today also filed a Form 8-K with the Securities and Exchange Commission describing certain items in this press release and other matters, including an update on Sand Canyon Corporation, an indirect subsidiary of the company.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by federal securities laws. By their nature, forward-looking statements are subject to risks and uncertainties. For a discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s 2011 Annual Report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

About H&R Block
H&R Block, Inc. (NYSE: HRB) has prepared more than 575 million tax returns worldwide since 1955, making it the country’s largest tax services provider. In fiscal 2011, H&R Block had annual revenues of nearly $3 billion and prepared more than 24.5 million tax returns worldwide, including Canada and Australia. Tax return preparation services are provided in company-owned and franchise retail tax offices by approximately 100,000 professional tax preparers, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Online Press Center.